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Execution Copy

                                                                     Exhibit 4.5


THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH ALL APPLICABLE PROVISIONS OF STATE SECURITIES LAWS AND (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) IF (I) THE "PURCHASER" AND "ISSUER" (AS SUCH TERMS ARE HEREINAFTER DEFINED), HAVE BEEN FURNISHED WITH A REASONABLY SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND (II) IF THE HOLDER IS A CITIZEN OR RESIDENT OF ANY COUNTRY OTHER THAN THE UNITED STATES, OR THE HOLDER DESIRES TO EFFECT ANY SUCH TRANSACTION IN ANY SUCH COUNTRY, THE PURCHASER AND THE ISSUER HAVE BEEN FURNISHED WITH A REASONABLY SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSACTION WILL NOT VIOLATE THE LAWS OF SUCH COUNTRY.

THIS 8.0% SUBORDINATED CONVERTIBLE NOTE (THE "NOTE" AND, TOGETHER WITH ANY LIKE NOTES ISSUED UPON THE TRANSFER OR PARTIAL CONVERSION OF THE NOTE, THE "NOTES")
IS SUBORDINATED FIRST TO THE PRIOR PAYMENT AND SATISFACTION OF ALL "SENIOR INDEBTEDNESS", PURSUANT TO, AND AS DEFINED IN, THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF OCTOBER 15, 1998, AS AMENDED FROM TIME TO TIME (THE "FLEET SUBORDINATION AGREEMENT") AMONG THE "ISSUER" (AS HEREINAFTER DEFINED), HELLER EQUITY CAPITAL CORPORATION, AS PAYEE UNDER THIS NOTE, THE "AGENT" (AS DEFINED IN THE FLEET SUBORDINATION AGREEMENT) TO THE EXTENT, AND IN THE MANNER PROVIDED IN, THE FLEET SUBORDINATION AGREEMENT AND SECOND TO THE PRIOR PAYMENT AND SATISFACTION OF ALL "SENIOR INDEBTEDNESS", PURSUANT TO, AND AS DEFINED IN, THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 20, 2001, AS AMENDED FROM TIME TO TIME (THE "CATALYST SUBORDINATION AGREEMENT") AMONG THE "ISSUER" (AS HEREINAFTER DEFINED), HELLER EQUITY CAPITAL CORPORATION, AS PAYEE UNDER THIS
NOTE AND CATALYST EQUITY FUND, L.P. ("CATALYST") TO THE EXTENT, AND IN THE
MANNER PROVIDED IN, THE CATALYST SUBORDINATION AGREEMENT. A COPY OF BOTH THE FLEET SUBORDINATION AGREEMENT AND THE CATALYST
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SUBORDINATION AGREEMENT WILL BE PROVIDED TO ANY HOLDER OF THIS NOTE UPON WRITTEN
REQUEST TO THE ISSUER.


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                       8.0% SUBORDINATED CONVERTIBLE NOTE

November 20, 2001                                                     $4,690,473



     FOR VALUE RECEIVED, COLOR SPOT NURSERIES, INC., a Delaware corporation (the "ISSUER" and the term Issuer shall include any successor, by name change or otherwise, of such entity), hereby promises to pay to the order of HELLER EQUITY CAPITAL CORPORATION, a Delaware corporation ("HELLER"), or any successor holder of this Note, the principal amount of Four Million Six Hundred and Ninety Thousand, Four Hundred Seventy Three Dollars $4,690,473), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

     This Note was issued in connection with the consummation of an Exchange Offer and Consent Solicitation, dated as of November 20, 2001 (the "EXCHANGE OFFER"), which was part of an overall financial restructuring of the Issuer. Capitalized terms used herein and not otherwise defined herein will have the meanings given to such terms in the Exchange Offer.

     1. PAYMENT OF INTEREST. Interest (computed on the basis of a 365-day year) shall accrue on a daily basis at the rate of eight percent (8.0%) per annum on the unpaid principal amount of this Note outstanding from time to time. Subject in all events to the Fleet Subordination Agreement and the Catalyst Subordination Agreement, the Issuer shall pay to the holder of this Note all accrued interest (i) on December 31, 2001 for the period from the date hereof through such date, and (ii) semi-annually thereafter on June 30 and December 31 of each year (each, an "INTEREST PAYMENT DATE"), beginning December 31, 2001; provided that the Issuer, in its sole discretion, may elect to capitalize and add to the principal amount of this Note all interest payable on any Interest Payment Date, whereupon such amount of capitalized interest (together with any interest capitalized on any prior Interest Payment Date, the "CAPITALIZED AMOUNT") shall, from and after such Interest Payment Date and until paid in full by the Issuer, constitute principal hereunder for all purposes hereof. In the event that the Issuer fails to pay accrued interest in cash on any Interest Payment Date, the Issuer shall be deemed to have elected to capitalize such interest. Unless prohibited under applicable law, any accrued interest which is payable hereunder and which is not paid on the date on which it is payable shall bear interest from and after such date at the same rate at which interest is then accruing on the principal amount of this Note. Any accrued interest which for any reason has not theretofore been paid, shall be paid in full in immediately available funds on the date on which the final principal payment on this Note is paid. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is payable, until such time as payment therefor is actually delivered to the holder of this Note.

     2. PAYMENT OF PRINCIPAL ON NOTE. Subject in all events to the Fleet Subordination Agreement and the Catalyst Subordination Agreement:

     2.1 SCHEDULED PAYMENT. The Issuer shall pay the outstanding principal amount of this Note, plus all accrued and unpaid interest (including the Capitalized Amount

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(which amount, if any, shall at all times be assumed to constitute part of the principal amount), if any), to the holder of this Note on the earlier of (i) December 15, 2005 or (ii) the time set forth pursuant to Section 8.2(b) hereof in connection with any acceleration of this Note.

     2.2  REDEMPTION.

          (a) MANDATORY REDEMPTION. To the maximum extent permitted by applicable law, at the option of the "Required Holders" (as hereinafter defined), the entire principal balance of the Notes, plus all accrued and unpaid interest, shall become immediately due and payable, without demand or notice upon the occurrence of a Change of Control (as hereinafter defined).

          (b) OPTIONAL REDEMPTION. The Issuer may, at any time and from time to time, redeem all or a portion (in whole number multiples of $500,000) of the outstanding principal amount of the Notes, pro rata among the holders of the Notes on the basis of the outstanding principal amount of the Notes held by each holder; provided that the Issuer has paid all interest on the Notes accrued through the date of redemption specified in the Issuer's notice referred to in subparagraph (c) below (to the extent such interest has not yet become part of the Capitalized Amount). A redemption of less than all of the outstanding principal amount of this Note shall not relieve the Issuer of its obligation to pay the remaining outstanding principal amount of this Note on the date specified in Section 2.1 above.

          (c) NOTICE. The Issuer shall send written notice of its election to make a redemption on the Notes to each holder of the Notes by registered or certified mail, return receipt requested, at least forty-five (45) days prior to the date of redemption.

     2.3 PRO RATA PAYMENT. The Issuer agrees that any payments to the holders of the Notes (whether for principal, interest or otherwise) shall be made pro rata among such holders based upon the aggregate principal amount of the Notes held by each such holder. If any holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal or interest on any Note in excess of such holder's pro rata share of payments obtained by all holders of the Notes, such holder shall purchase from the other holders of the Notes such participation in the Notes held by them as is necessary to cause such holders to share the excess payment ratably among each of them as provided in this paragraph.

     2.4 PAYMENT ON NON-BUSINESS DAYS. If any payment on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing any interest due in connection with such payment.

     3.   CONVERSION.

     3.1  CONVERSION PROCEDURE.

          (a) At any time and from time to time, including after the date of notice required in Section 2.2(c) but before any redemption, any holder of this Note may convert all or any portion of the principal amount, together with accrued interest on such principal amount, of

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this Note into the number of shares of Issuer's non-voting Common Stock
(provided that any such conversion effected in connection with a "Public Offering" (as hereinafter defined) shall be a conversion to voting Common Stock), computed by dividing the principal amount to be converted (plus interest accrued on such principal amount) by the "Conversion Price" (as defined in
Section 3.2 below) in effect at the time of conversion.

          (b) Each conversion of any portion of this Note will be deemed to have been effected as of the close of business on the date on which this Note, or any replacement Note herefor, has been surrendered at the principal office of Issuer accompanied by a notice of conversion specifying the portion of this Note to be converted. At such time as such conversion has been effected, the rights of the holder of this Note with respect to the amount so converted, as such holder, will cease and the Person or Persons in whose name or names any certificate or certificates for shares of non-voting or voting Common Stock, as applicable, are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of non-voting or voting Common Stock, as applicable, represented thereby.

          (c) As soon as possible after a conversion has been effected, Issuer will deliver to the converting holder:

               (i) a certificate or certificates representing the number of shares of non-voting or voting Common Stock, as applicable, issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (ii) the amount payable under Section 3.1(f) below with respect to such conversion; and

               (iii) a replacement Note which represents the principal portion, if any, of this Note, or any replacement Note herefor, which was not converted.

          (d) The issuance of certificates for shares of non-voting or voting Common Stock, as applicable, upon conversion of this Note, or any replacement Note herefor, will be made without charge to the holders of such Note in respect thereof or other cost incurred by Issuer in connection with such conversion and the related issuance of shares of non-voting or voting Common Stock, as applicable. Upon conversion of any Note, Issuer will take all such actions as are necessary in order to insure that the Common Stock issued as a result of such conversion is validly issued, fully paid and nonassessable.

          (e) Issuer will not close its books against the transfer of Notes or of Common Stock issued or issuable upon conversion of Notes in any manner which interferes with the timely conversion of Notes.

          (f) If any fractional interest in a share of non-voting or voting Common Stock, as applicable, would, except for the provisions of this Section 3.1(f), be deliverable upon any conversion of the Notes, Issuer, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the fair value of such fractional interest as of the date of conversion, determined in good faith by Issuer's "Board" (as hereinafter defined).

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     (g)  Notwithstanding any other provision hereof, if a conversion of Notes is to be made in connection with a Public Offering, the holder of such Notes shall give Issuer notice thereof within thirty (30) days of receipt of notice of Issuer's intention to effect such Public Offering and the conversion of any portion of the Notes may, at the election of the holder of such Notes, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

     (h) Issuer shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (both voting and non-voting), solely for the purpose of issuance upon the conversion of the Notes, such number of shares of Common Stock (both voting and non-voting) issuable upon the conversion of all outstanding Notes. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. Issuer shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by Issuer upon each such issuance).

     3.2 CONVERSION PRICE. The "CONVERSION PRICE" will be $20.09, subject to adjustment as provided in Sections 3.3 and 3.4 below.

     3.3 SUBDIVISION OR COMBINATION OF COMMON STOCK. If Issuer at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if Issuer at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

     3.4  REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE.

          (a) ISSUER SURVIVES. Upon the consummation of an "Organic Change" (as hereinafter defined) (other than a transaction in which Issuer is not the surviving entity) the terms of the Notes shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of the Notes following the consummation of such Organic Change, the holder of such Notes shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Notes into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the Notes shall remain in full force and effect following such an Organic Change. The provisions of this Section 3.4(a) shall similarly apply to successive Organic Changes.

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          (b)  ISSUER DOES NOT SURVIVE. Issuer shall not enter into an Organic
Change that is a transaction in which Issuer is not the surviving entity unless the surviving entity shall issue new securities, without payment of any additional consideration therefor, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Notes into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Conversion Price herein. All other terms of the new securities shall be equivalent to the terms of the Notes provided for herein. The provisions of this Section 3.4(b) shall similarly apply to successive Organic Changes.

     3.5 CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions, then the Board of Directors of Issuer (the "BOARD") will make an appropriate adjustment in the Conversion Price to reflect such event.

     3.6  NOTICES.

          (a) Promptly upon any adjustment of the Conversion Price, Issuer will give written notice thereof to all holders of Notes.

          (b) Issuer will give written notice to all holders of Notes at least twenty (20) days prior to the date on which Issuer closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or
(iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (c) Issuer will also give written notice to the holders of Notes at least twenty (20) days prior to the date on which any Organic Change will take place.

     3.7 MANDATORY CONVERSION. Issuer may require the conversion of all of the outstanding Notes to shares of voting Common Stock of Issuer upon the closing of a firm commitment underwritten Public Offering of shares of Issuer's Common Stock in which (i) the net proceeds received by Issuer will be at least $20,000,000 and (ii) the price per share paid by the public for such shares will be at least equal to the Conversion Price then in effect. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Notes at least twenty
(20) but not more than sixty (60) days prior to such closing.

     4.   PURCHASE RIGHTS.

     Except in connection with the issuance, if any, of Common Stock of the Issuer (or of warrants or other rights to acquire the same or upon the exercise of any such warrants or rights) of up to an aggregate of 49% of the Company's Common Stock (on a fully diluted basis) to any

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holder of the Issuer's Series A Preferred Stock in consideration for any amendment to the Series A Certificate of Designation or in consideration for such holder's agreement to participate in the Issuer's new credit agreement (the "CREDIT AGREEMENT") as contemplated and provided for in the Letter Agreements dated the date hereof between and among the Issuer, KCSN Acquisition Company, L.P., TCW Crescent Mezzanine, LLC ("TCW") and Ares Leveraged Investment Fund, L.P. ("Ares"), if at any time Issuer distributes, grants or issues for no consideration any rights or options to subscribe for or to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock (such rights or options referred to herein as "OPTIONS" and such convertible or exchangeable stock or securities referred to herein as "CONVERTIBLE SECURITIES") or rights to purchase stock, warrants, securities or other property to any Affiliate of Issuer other than pursuant to the Approved Stock Plan (the "PURCHASE RIGHTS") then each holder of Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired had such grant, distribution or issuance been made to all holders of Common Stock and if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Notes immediately before the date on which a record is taken for the distribution, issuance or grant of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the distribution, issue or grant of such Purchase Rights.

     5. COVENANTS. For as long as any Notes (which if converted would represent at least five percent (5%) of the outstanding Common Stock) remain outstanding:

     5.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Issuer will deliver to each holder of Notes:

          (a) AUDITED FINANCIAL STATEMENTS. As soon as practicable after the end of each fiscal year of Issuer, and in any event within one hundred and twenty (120) days thereafter, consolidated balance sheets of Issuer and its Subsidiaries, as at the end of such year, and consolidated statements of operations and cash flows of Issuer and its Subsidiaries, for such fiscal year, prepared in accordance with Generally Accepted Accounting Principles ("GAAP") (including any changes in accounting practices that are approved by Issuer's independent accountants) and setting forth in each case in comparative form the figures for the previous fiscal year, certified by nationally recognized independent public accountants selected by Issuer;

          (b) INTERIM FINANCIAL STATEMENTS. As soon as practicable after the end of each month and in any event within forty-five (45) days thereafter, consolidated balance sheets of Issuer and its Subsidiaries as of the end of such period, and consolidated statements of operations of Issuer and its Subsidiaries for such period and for the current fiscal year to date, prepared substantially in accordance with GAAP (except for the absence of required footnotes and normal year-end adjustments) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, together with a comparison of such statements to Issuer's budget, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial officer of Issuer;

          (c) BUDGET. Promptly upon the completion of its preparation, an annual business plan, including a budget and detailed financial projections for Issuer and its Subsidiaries

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for such period, all in reasonable detail, together with any related information reasonably requested by the Required Holders and approved by a majority of the Board;

          (d) AUDITORS' REPORTS. Promptly upon receipt thereof, copies of all other reports, if any, submitted to Issuer by independent public accountants in connection with any annual or interim audit of the books of Issuer and its Subsidiaries made by such accountants;

          (e) LENDER INFORMATION. A copy of each notice of default that Issuer or any Subsidiary delivers to, or has delivered to it, by any holder of Senior Indebtedness;

          (f) LITIGATION. Promptly upon the Issuer's learning thereof, notice of any litigation, suit or administrative proceeding that could reasonably be expected to have a material adverse effect, whether or not the claim is considered by Issuer to be covered by insurance;

          (g) OTHER INFORMATION. With reasonable promptness, all material press releases issued by Issuer or any Subsidiary, any filings made with the Securities and Exchange Commission by Issuer or any Subsidiary and such other data and information as the Issuer from time to time may furnish to the holders of its securities in their capacities as such.

     The holder of this Note acknowledges that the filing of reports pursuant to the Securities Exchange Act of 1934, as amended, shall satisfy the requirements of Section 5.1(a) and (b).

     5.2 ACCOUNTING. Issuer will maintain and will cause each of its Subsidiaries to maintain a system of accounting established and administered substantially in accordance with GAAP (except for changes in accounting practices that are approved by Issuer's independent accountants) and all financial statements delivered under this Section 5 will be prepared in accordance with GAAP (except for changes in accounting practices that are approved by Issuer's independent accountants).

     5.3 INSURANCE. The Issuer agrees to maintain or cause to be maintained, with financially sound and reputable insurers or through an adequate self-insurance program, insurance with respect to its assets and business and the assets and business of its Subsidiaries against loss or damage, in amounts which are deemed adequate by the Issuer and is commercially reasonable under the circumstances, and at the request of any holder of Notes shall furnish such holder with evidence of the same.

     5.4 PAYMENT OF TAXES AND OTHER OBLIGATIONS. The Issuer agrees to pay or cause to be paid all taxes, assessments and other governmental charges levied upon any of its assets or those of its Subsidiaries or in respect of its franchises, businesses, premium, income or profits, and all claims for work, labor or materials, which if unpaid could result in a material adverse effect, before the same become delinquent, except that (unless and until foreclosure, sale or other similar proceedings shall have been commenced) no such charge need be paid if being contested in good faith and by appropriate measures promptly initiated and diligently conducted if (a) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice shall have been made therefor, and (b) such contest does not have a material adverse effect.

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     5.5  COMPLIANCE WITH LAWS. The Issuer agrees to use its commercially reasonable best efforts to comply, and shall use its commercially reasonable best efforts to cause its Subsidiaries to comply, with all laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it and its assets, including, but not limited to, those of Delaware and California, and with all contracts, and agreements to which it is a party or shall become a party, in each case to the extent that any failure to comply with or violation of which would have a material adverse effect.

     5.6 PRESERVATION OF CORPORATE EXISTENCE AND PROPERTY; OPERATIONS. The Issuer agrees to preserve, protect, and maintain, and cause each of its material Subsidiaries to preserve, protect, and maintain, (a) its corporate existence, and (b) all rights, franchises, accreditations, privileges, and properties in each case to the extent that any failure to comply with or failure to preserve, protect, and maintain would have a material adverse effect.

     5.7 AFFILIATE TRANSACTIONS. The Issuer agrees that it will not enter into, or permit any of its Subsidiaries to enter into, any transaction with any of its or any Subsidiary's Affiliates, except for (i) employment arrangements and benefit programs on terms approved by the Board, (ii) transactions not less favorable to the Issuer or any of its Subsidiaries than would be available from unaffiliated parties, (iii) transactions contemplated by the Fee Agreement dated December 31, 1996 between Issuer and Kohlberg & Co., L.L.C., a Delaware limited liability company; (iv) the financial restructuring of the Issuer of which this
Note is a part which also includes, but is not limited to, the exchange of the Issuer's 10 1/2% Senior Subordinated Notes due 2007 for 13% Senior Subordinated Notes due 2005 and 13% Series B Cumulative Preferred Stock and the participation, if any, of any holder of the Issuer's Series A Preferred Stock in the Credit Agreement, including the possible issuance of Common Stock (or warrants or other rights to acquire such) as contemplated and provided for in the Letter Agreements dated the date hereof between and among the Issuer, KCSN Acquisition Company, L.P., TCW and Ares. In no event shall Issuer and/or any Subsidiary of Issuer transfer, in any transaction or series of transactions, substantially all of Issuer's consolidated assets to any Affiliate other than a direct or indirect Subsidiary of Issuer.

     6.   REGISTRATION OF TRANSFER.

     Issuer will keep at its principal office a register for the registration of the Notes. Upon the surrender of any of the Notes at such place, Issuer will, at the request of the record holder of such Note, execute and deliver (at Issuer's expense) a new Note or Notes in exchange therefor representing in the aggregate the amount of outstanding principal and accrued interest represented by the surrendered Note. Each such new Note will be registered in such name and will represent such amount of outstanding principal and accrued interest as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered Note; provided, however, that any transfer shall be subject to any applicable restrictions on the transfer of such Note and the payment of any applicable transfer taxes, if any, by the holder thereof.

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     7.   REPLACEMENT.

     Upon receipt of evidence reasonably satisfactory to Issuer (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any of the Notes, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to Issuer (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, Issuer will (at its expense) execute and deliver in lieu of such Note a new Note of like kind representing the principal amount and accrued interest outstanding on such Note and represented by such lost, stolen, destroyed or mutilated Note and dated the date of such lost, stolen, destroyed or mutilated Note.

     8.   EVENTS OF DEFAULT.

     8.1 DEFINITION. For purposes of this Note, an Event of Default shall be deemed to have occurred:

          (a) FAILURE TO PAY INTEREST. If the Issuer fails to pay on any Interest Payment Date the full amount of interest then accrued and payable with respect to the Notes (and such failure continues for a period of five (5) days), provided that the Issuer's actual or deemed election to capitalize interest accrued and payable on this Note, as and to the extent provided in Section 1 above, shall not constitute an Event of Default;

          (b) FAILURE TO PAY PRINCIPAL. If the Issuer fails to pay when due the full amount of any principal payment on any Note;

          (c) COVENANT BREACH. If the Issuer breaches or otherwise fails to perform or observe any covenant or agreement contained in the Notes and such failure to perform or observe a covenant or agreement is not cured within thirty
(30) days after the Issuer receives written notice of the occurrence thereof;

          (d) BANKRUPTCY, ETC. If the Issuer or any of its material Subsidiaries makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Issuer or any of its material Subsidiaries bankrupt or insolvent; or any order for relief with respect to the Issuer or any of its material Subsidiaries is entered under the United States Bankruptcy Code, as amended; or the Issuer or any of its material Subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Issuer or any of its material Subsidiaries, or of any substantial part of its assets, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any of its Subsidiaries relating to the Issuer or any of its material Subsidiaries under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Issuer or any of its material Subsidiaries and either (i) the Issuer or any of its material Subsidiaries by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days;

          (e) MONEY JUDGMENT. If any final money judgment, writ or warrant of attachment, or similar process involving (i) an amount in any individual case in excess of $250,000 or (ii) an amount in the aggregate in excess of $1,000,000 is entered or filed against the Issuer or any of its material Subsidiaries or any of its assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days;

          (f) CROSS-ACCELERATION. If the Issuer or any of its material Subsidiaries defaults in the performance of any obligation or obligations, if the effect of such default is to cause an amount having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $2,500,000 to become due prior to its stated maturity; or

          (g) FAILURE TO REDEEM. If the Issuer shall fail to make a mandatory redemption of the Notes when required hereunder.

     8.2  CONSEQUENCES OF EVENTS OF DEFAULT.

          (a)  If an Event of Default of the type described in paragraph (d) of
Section 8.1 above has occurred, the entire outstanding principal amount of the Notes, plus all accrued interest thereon, shall immediately become due and payable, without any demand or other action on the part of the holders thereof.

          (b) If any Event of Default (other than of the type described in paragraph (d) of Section 8.1 above) has occurred, the Required Holders may declare (by written notice delivered to the Issuer) all or any portion of the outstanding principal amount of Notes immediately due and payable and demand immediate payment of all or any portion of the outstanding principal amount of the Notes owned by such holder or holders. The Issuer shall give prompt written notice of any such demand to the other holders of Notes (but in any event within five (5) days after the initial declaration of acceleration), and each such other holder may demand immediate payment of all or any portion of such holder's Notes by giving written notice thereof to the Issuer within seven (7) days after receipt of the Issuer's notice. If any holder or holders of Notes demands immediate payment of all or any portion of such holder's Notes pursuant to the terms of this Section 8.2(b), the Issuer shall pay to such holder or holders the principal amount of Notes requested to be paid plus accrued interest thereon within thirty (30) days after the initial declaration of acceleration; provided that if at any time after any Notes shall have become due and payable pursuant to this Section 8.2(b), the Issuer shall pay all arrears of interest on the Notes and all payments on account of the principal (if any) on the Notes which shall have become due otherwise than by acceleration (with interest on such overdue principal (if any) and overdue interest at the rate specified in the Notes) and all Events of Default (other than nonpayment of principal of, and interest on, the Notes due and payable solely by virtue of acceleration) shall be remedied prior to the expiration of such 30-day period or waived by the Required Holders at any time, then, such acceleration and its consequences shall be automatically rescinded.

     Each holder of Notes shall also have any other rights which such holder may have been afforded under any contract or agreement, including, without limitation, this Note, and specifically, without limitation, the rights to convert contained in Section 3 hereof, at any time and any other rights which such holder may have pursuant to applicable law.

     9. NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Note shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) sent by a nationally recognized overnight courier service for next business day delivery, to the recipient at the address below indicated or (c) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (b) above:

     If to the Issuer:

          Color Spot Nurseries, Inc.
          3478 Buskirk Avenue
          Suite 260
          Pleasant Hill, California 94523
          (925) 935-0799 (telecopier)
          (925) 934-4443 (telephone)
          Attention: President

     With copies to:

          Brownstein Hyatt & Farber, P.C.
          410 17th Street - Suite 2200
          Denver, Colorado 80202
          (303) 223-1111 (telecopier)
          (303) 223-1100 (telephone)
          Attention: Steven S. Siegel, Esq.

     If to Heller:

          Heller Equity Capital Corporation
          500 West Monroe Street
          Chicago, Illinois 60661
          (312) 441-7236 (telecopier)
          (312) 441-7274 (telephone)
          Attention: President

     With copies to:

          Heller Financial, Inc.
          500 West Monroe Street
          Chicago, Illinois 60661
          (312) 441-7208 (telecopier)
          (312) 441-6798 (telephone)
          Attention: Charles P. Brissman, Esq.

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

     Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by confirmed facsimile, or (y) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier for next business day delivery; PROVIDED that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

     10. SUBORDINATION. ALL OF THE HOLDERS' RIGHTS AND REMEDIES UNDER THIS NOTE, INCLUDING THE RIGHT TO PAYMENT, ARE AND SHALL BE SUBORDINATED AND JUNIOR TO THE PAYMENT IN FULL OF "SENIOR INDEBTEDNESS" (AS THAT TERM IS DEFINED IN EACH OF THE FLEET SUBORDINATION AGREEMENT AND THE CATALYST SUBORDINATION AGREEMENT) ON TERMS AND CONDITIONS SET FORTH FIRST IN THE FLEET SUBORDINATION AGREEMENT AND SECOND IN THE CATALYST SUBORDINATION AGREEMENT. PAYMENTS UNDER THIS NOTE ARE SUBJECT TO THE HOLDER'S OBLIGATIONS TO PAY SUCH AMOUNTS OVER TO THE HOLDERS OF SENIOR INDEBTEDNESS (AS DESCRIBED IN EACH OF THE FLEET SUBORDINATION AGREEMENT AND THE CATALYST SUBORDINATION AGREEMENT AT THE TIMES, AND IN THE MANNER, PROVIDED IN EACH OF THE FLEET SUBORDINATION AGREEMENT AND THE CATALYST SUBORDINATION AGREEMENT).

     11. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of the Notes may be amended and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the holders of at least a majority of the outstanding principal amount of the Notes (the "REQUIRED HOLDERS"). Without limiting the foregoing, no such action shall change (i) the rate at which or the manner in which interest accrues on the Notes or the times at which such interest becomes payable, (ii) any provision relating to the scheduled payments or prepayments of principal on the Notes, or (iii) the provisions of this Section 11, without the written consent of the Required Holders.

     12. CANCELLATION. After all principal and accrued interest at any time owed on this Note has been paid in full (and not subject to an order to return or turn-over payments), or upon conversion of the entire amount of this Note as may be outstanding, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

     13. MANNER OF PAYMENT. Except as otherwise provided herein, any payment to be made hereunder shall be made at the direction of the holder of this Note by check or draft payable to or upon the order of the holder of this Note or, if such payment exceeds $100,000, by wire transfer of immediately available federal funds to an account designated by such holder. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment. Payments of principal and interest are to be delivered to the holder hereof at the address indicated on the Issuer's records or to such other address or to the attention of such other person as specified by prior written notice to the Issuer.

     14. WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     15. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of California, without giving effect to provisions thereof regarding conflict of laws.

     16.  CERTAIN DEFINITIONS.

     "APPROVED STOCK PLAN" shall mean collectively, all contracts, plans or agreements which have been approved by the board of directors of Issuer, pursuant to which Issuer's securities representing up to an aggregate of fifteen percent (15%) shares of Common Stock (on a fully diluted basis) may be issued to employees, officers, directors, consultants or other service providers of the Issuer.

     "AFFILIATE" shall mean any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes hereof, any Person which owns or controls, directly or indirectly, ten percent (10%) or more of the securities of any other Person shall be deemed to "control" such Person. All of the Issuer's executive officers, shareholders, directors, Subsidiaries, joint venturors and partners shall be deemed to be Affiliates of the Issuer for purposes hereof.

     "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in any one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "GROUP"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the New Notes Indenture dated as of November 20, 2001 (the "NEW NOTES INDENTURE") among the Issuer and the Trustee (as defined in the New Notes Indenture)); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the New Notes Indenture); (iii) any Person or Group (other than the Permitted Holder(s) (as defined in the Exchange Offer) or SunAmerica Asset Management Corp., AIG Global Investment Corp., Ares Management, L.P., TCW/Crescent Mezzanine, LLC or the other Existing Bondholders (as defined in the Exchange Offer) or any combination of such entities and their respective Affiliates) shall become the owner, directly or indirectly, beneficially or of record, of more than 35% of the shares of the issued and outstanding Capital Stock of the Company that is generally entitled to vote for the election of directors (other than the Series A Preferred Stock or the Series B Preferred Stock); or (iv) the replacement of a majority of the Board of Directors of the

Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of (A) the Credit Agent (as defined in the New Notes Indenture), (B) the holders of a majority of the issued and outstanding Series B Preferred Stock or (C) a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "COMMON STOCK" means the common stock of Issuer.

     "ORGANIC CHANGE" means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of Issuer's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     "PUBLIC OFFERING" means any offering by Issuer of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that a Public Offering will not include an offering made on Securities and Exchange Commission Form S-4.

     "SENIOR INDEBTEDNESS" has the meaning set forth in each of the Fleet Subordination Agreement and the Catalyst Subordination Agreement.

     "SERIES A CERTIFICATE OF DESIGNATION" means the Certificate of Designation, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions of 13% Series A Cumulative Preferred Stock of Color Spot Nurseries, Inc.

     "SUBSIDIARY" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by Issuer either directly or indirectly through Subsidiaries.

     17. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE ISSUER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF CONTRA COSTA, STATE OF CALIFORNIA AND IRREVOCABLY AGREES THAT SUBJECT TO HELLER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE LITIGATED IN SUCH COURTS. THE ISSUER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS

NOTE. THE ISSUER DESIGNATES AND APPOINTS CORPORATION SERVICE COMPANY AND SUCH OTHER PERSONS AS MAY HEREINAFTER BE SELECTED BY THE ISSUER WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT TO RECEIVE ON THE ISSUER'S BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE ISSUER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE ISSUER AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY THE ISSUER REFUSES TO ACCEPT SERVICE, THE ISSUER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF HELLER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF HELLER TO BRING PROCEEDINGS AGAINST THE ISSUER IN THE COURTS OF ANY OTHER JURISDICTION.

     18. WAIVER OF JURY TRIAL. EACH OF THE ISSUER AND HELLER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH OF THE ISSUER AND HELLER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE ISSUER AND HELLER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO, OR ACCEPTING, THIS NOTE, AS THE CASE MAY BE AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE ISSUER AND HELLER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the Issuer has executed and delivered this Note as of the date first written above.


                                        COLOR SPOT NURSERIES, INC., a
                                        Delaware corporation

                                        By:
                                           ----------------------------------
                                           David J. Barrett
                                           Chief Executive Officer